Exhibit 99.1

For Immediate Release | Global Communications | MetLife, Inc.

Contacts:	Randy Clerihue
MetLife
(212) 578-5061

Chris Stern
MetLife
(202) 974-5477

MetLife Statement on Court Decision to Dismiss Appeal in SIFI Litigation

NEW YORK, January 23, 2018 – MetLife, Inc. (NYSE: MET) Chairman, President and CEO Steven A. Kandarian issued the following statement today on the decision by the U.S. Court of Appeals for the District of Columbia Circuit to dismiss FSOC’s appeal of the district court decision rescinding MetLife’s designation as a non-bank systemically important financial institution:

“This is the right outcome not only for MetLife’s customers, employees and shareholders, but for the broader financial system as well. MetLife has always supported prudent regulation of the insurance industry and is effectively regulated at the state level, but FSOC’s 2014 designation of MetLife was a textbook case of regulatory overreach.

“MetLife wants a level playing field where we are neither advantaged nor disadvantaged by regulation. We are not ‘too big to fail’ and never have been. We do not want the burdens that come with that label and, to the extent it has any benefits, we do not want those either. For nearly 150 years, MetLife has stood on its own two feet without any need for a government backstop.

“Regulating companies reasonably is critical to fueling robust economic growth and creating jobs. If systemically important activities are taking place anywhere in the insurance industry, primary regulators should focus on those activities directly, as we have advocated since 2009.”

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About MetLife

MetLife, Inc. (NYSE: MET), through its subsidiaries and affiliates (“MetLife”), is one of the world’s leading financial services companies, providing insurance, annuities, employee benefits and asset management to help its individual and institutional customers navigate their changing world. Founded in 1868, MetLife has operations in more than 40 countries and holds leading market positions in the United States, Japan, Latin America, Asia, Europe and the Middle East. For more information, visit www.metlife.com.